Exhibit 8.1

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October 25, 2024 Perimeter Solutions, SA 28, Boulevard F.W. Raiffeisen, L-2411 Luxembourg Grand Duchy of Luxembourg	Chicago	Riyadh
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Madrid

Re: U.S. Federal Income Tax Consequences of the Redomiciliation Transaction

To the addressee set forth above,

We have acted as special United States tax counsel to Perimeter Solutions, SA, a public limited liability company duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 28, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg, and registered with the Registre de Commerce et des Sociétés, Luxembourg (Luxembourg Trade and Companies Register) under number B 256.548 (the “Company”), in connection with the proposed issuance of 164,628,366 shares (the “Shares”) of common stock, par value $0.0001 per share, of Perimeter Delaware (as defined below). The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended, initially filed with the Securities and Exchange Commission on July 31, 2024 (Registration No. 333-281134) (as amended, the “Registration Statement”), which relates to a proposal that would result in the conversion (the “Redomiciliation Transaction”) of the Company into a corporation incorporated under the laws of the State of Delaware, after which the Company will continue as an entity under the name “Perimeter Solutions, Inc.” In this opinion, we refer to the Company following effectiveness of the Redomiciliation Transaction as “Perimeter Delaware.” This opinion is being delivered in connection with the Registration Statement.

In connection with this opinion, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, including the Form of Plan of Domestication of the Company attached as an Annex C to the proxy statement / prospectus forming a part of the Registration Statement (the “Plan of Domestication”); (ii) the Officer’s Certificate of the Company, dated as of today delivered to us for purposes of this opinion (the “Officer’s Certificate”) and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals

October 25, 2024

of such latter documents. While we do not have any knowledge that any statement contained in the Officer’s Certificate is untrue, incorrect, or incomplete in any respect, we have not undertaken any independent investigation of any factual matter set forth in the Officer’s Certificate or any of the other foregoing documents.

For purposes of our opinion, we have assumed, with your permission, that (i) the Redomiciliation Transaction described in the Registration Statement will be consummated in the manner described in the Registration Statement and the Plan of Domestication, (ii) the statements concerning such transactions set forth in the Plan of Domestication and the Registration Statement are true, complete and correct and will remain true, complete and correct, (iii) the representations made by the Company pursuant to the Officer’s Certificate are true, complete and correct and will remain true, complete and correct at all times and (iv) any representations made in the Plan of Domestication or the Officer’s Certificate “to the knowledge of” or based on the “belief of” the Company, or otherwise similarly qualified as being true in all material respects, are true, complete and correct in all respects and will remain true, complete and correct at all times, in each case, without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Plan of Domestication. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by the Company referred to above, which we have assumed will be true at all times.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusion expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement, it is our opinion that the Redomiciliation Transaction should be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion is being delivered prior to the consummation of the Redomiciliation Transaction and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Redomiciliation Transaction under any state, local or foreign law, or with respect to other areas of U.S. federal taxation.

October 25, 2024

This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP